Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of April 20, 2017 (this “Amendment”), to the Rights Agreement, dated as of January 29, 2017 (the “Rights Agreement”), between DHT Holdings, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement pursuant to, and on the terms and conditions set forth in, Section 27 thereof; and

WHEREAS, the Company desires to amend the Rights Agreement as provided herein and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1.  Capitalized Terms.  Capitalized terms used and not defined herein have the meanings ascribed to them in the Rights Agreement.

SECTION 2.  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is hereby amended to include in the definition of “Acquiring Person”, immediately after first clause (ii) of, and immediately prior to the first proviso to, such definition, the following new clause (iii): “and (iii) until the Standstill Expiration Date (as defined in the Investor Rights Agreement, dated as of April 20, 2017 (the “BW IRA”), between the Company and BW Group Limited), an Investor Party (as defined in the BW IRA), so long as, in the case of this clause (iii), the number of shares of Common Stock beneficially owned by such Person does not exceed the amount expressly permitted to be beneficially owned by such Person under Section 4.03 of the BW IRA”.

SECTION 3.  Full Force and Effect.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4.  Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the Republic of the Marshall Islands and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely therein.

SECTION 5.  Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.  This Amendment shall become effective on the date first referenced above.

SECTION 6.  Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7.  Rights Agreement as Amended.  From and after the date hereof, any reference to the Rights Agreement and the form of Right Certificate attached thereto shall mean such agreement or certificate, as applicable, as amended hereby.

SECTION 8.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

DHT HOLDINGS, INC.,

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Felix Orihuela
Name: Felix Orihuela
Title: Senior Vice President

[Signature Page to amendment to Rights Agreement]